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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2003

FLAG Telecom Group Limited
(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	000-29207 (Commission File Number)	N/A (IRS Employer Identification No.)
Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda (Address of Principal Executive Offices) (Zip Code)

(Registrant's telephone number, including area code)
1-(441) 296-0909

N/A
(Former name or former address, if changed since last report)

ITEM 5.    Other Events

        On September 25, 2003, FLAG Telecom Group Limited (the "Company") held its 2003 Annual General Meeting in London, United Kingdom. As there were two or more shareholders present in person or by proxy representing the holders of more than 50% of the issued Common Shares of the Company, a quorum for the Meeting was present.

The following proposals were adopted by the shareholders:

        Proposal 1—to amend the Company's Bye-laws pursuant to which the Board of Directors would have the authority from time to time to effect a sub-division of all or any of the Company's share capital into shares of a lesser par value than the Company's existing shares.

        Proposal 3—to increase the Company's authorized capital by the creation of an additional 17 million Common Shares, par value $1.00 per share, to an aggregate of 20 million authorized Common Shares.

        Proposal 6—to amend the Company's Bye-laws removing the limitations on conducting meetings of the Board of Directors, or any committee thereof, in the United States or executing unanimous written resolutions while in the United States.

        Proposal 7—to amend the Company's Bye-laws removing the limitations on holding shareholders meetings in the United States or executing unanimous written resolutions of the shareholders while in the United States.

        Proposal 8—to approve and ratify the appointment of Ernst & Young LLP to serve as the independent auditors of the Company for the 2003 fiscal year until the Company's annual general meeting of shareholders in 2004.

The following proposals were not approved by the shareholders:

        Proposal 2—to amend the Company's Bye-laws to permit the Board of Directors to designate any undesignated shares in the authorized capital of the Company into any one or more series of common or preferred shares, and determine the rights, privileges and preferences to be attached to such shares.

        Proposal 4—to increase the Company's authorized capital by the creation of 10 million preferred shares, par value $1.00 per share.

        Proposal 5—to amend the Company's Bye-laws to clarify the staggered terms of the Board of Directors currently set forth in the Bye-laws by restricting the shareholders' ability to remove directors without cause.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FLAG TELECOM GROUP LIMITED (Registrant)
Date: September 25, 2003	By:	/s/ KEES VAN OPHEM
	Name:	Kees van Ophem
	Title:	General Counsel

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  ITEM 5. Other Events
SIGNATURES